Exhibit 23.03

Consent to be Named as Director Nominee

I hereby consent to being named as a nominee to the board of directors of Lumber Liquidators, Inc., in its Registration Statement on Form S-1 and any and all amendments and supplements thereto, to be filed with the Securities and Exchange Commission, and to the filing of this consent as an exhibit to the Registration Statement. I understand that my election as a board member is effective after the company successfully completes the Initial Public Offering.

/s/ Macon Brock
Macon Brock

Dated: May 29, 2007